Exhibit 6.6

CREDIT CARD SERVICES AGREEMENT

This Services Agreement (“Services Agreement” or “Agreement”) is entered into as of the date noted below (the “Effective Date”) between StartEngine Crowdfunding, Inc., a Delaware corporation (“Company”), and    StorEn Technologies Inc.         a    Delaware    corporation (“Customer” or “you”).

1. Services

Company agrees to make available to Customer the ability to present information with respect to its securities offering (the “Offering”) to Users, and to permit Users to create and manage online accounts, view information regarding the Customer, indicate interest in the Offering, and to subscribe to the Offering by signing a subscription agreement or similar instrument and transmitting payment instructions (together, the “Services”). A “User” means a natural person, corporation or other entity that has established an account on the Company’s website.

2. Fees and expenses

a) Generally

In exchange for the Services, you shall pay the Company the then applicable fees and expenses set out below. The Company reserves the right to change the applicable charges and to institute new charges and fees at the end of the Initial Term (as defined below) or then current renewal term, upon 30 days prior notice to you. If you believe that the Company has billed you incorrectly, you must contact Company no later than 60 days after the closing date on the first billing statement in which the error or problem appeared, in order to receive an adjustment or credit. Inquiries should be directed to contact@startengine.com.

b) Monthly Fees and Billing

The Company will bill you monthly for the Services. You authorize the Company to instruct Prime Trust or any escrow agent used by Company to deduct such fees, debts and any other amounts liabilities incurred under this Service Agreement, prior to releasing any amounts due to you or to any other person (including another escrow agent) from escrow. Amounts which remain unpaid for 30 days are subject to a finance charge of 1.5% per month on any outstanding balance, or the maximum permitted by law, whichever is lower, plus all expenses of collection and may result in immediate termination of Service. You shall be responsible for all taxes associated with Services other than U.S. taxes based on the Company’s net income.

c) Transaction Fees

Credit cards: varies because it is a combination of fixed and a percentage charged by the credit card vendor) listed in Schedule A. We charge a 4% estimate for each disbursement and a final calculation of the actual costs will be performed within 60 days after the close of the offering. Any excess will be reimbursed and any deficit will be paid either out of escrow or by the Customer.

e) Reimbursable expenses

You shall reimburse the Company for the following expenses:

(i)	All credit card charges charged to the Company by its third-party credit card processor.
(ii)	All transaction fees charged to the Company or its affiliates by its third-party transaction processor.

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(iv) Return fees as set out in Section 4 (Returns and Reversals) below.

2. Customer Representations and Warranties

Customer represents and warrants to the Company that then executed and delivered by Customer, this Service Agreement will constitute the legal, valid, and binding obligation of Customer, enforceable in accordance with its terms.

4.	Returns and Reversals

a) Returns and Reversals

User transactions debited from bank accounts via ACH are subject to returns (e.g., non-sufficient funds) and reversals from chargebacks (e.g., unauthorized activity) per the Electronic Fund Transfer Act (15 U.S.C. 1693 et seq. as may be amended), Regulation E, and NACHA guidelines (collectively, such returns and reversals are “Reversals”). The Company will work to protect Customer and the receiving Users from unwarranted Reversals; however, Customer acknowledges and agrees that:

i) Customer is liable for all User Activity and Reversals associated with User Activity;

ii)  If Company’s agent receives a Reversal, the Company may in its sole discretion charge Customer the full amount of the Reversal (“Reversed Payment”) plus additional chargeback fees (“Reversal Fee” and collectively the “Reversal Liability”);

iii)  The Company has sole discretion to determine who is at fault and liable for the Reversed Payment and Reversal Fee;

iv)  Customer authorizes the Company to take any of the following actions (in any particular order): (i) collect the unpaid portion of the Reversal Liability from funds sent to your third party escrow account; (ii) debit your bank account in the amount of the unpaid portion of the Reversal Liability; (iv) engage in collection efforts to recover the unpaid portion of the Reversal Liability and/or (v) take legal action or any other action under this Service Agreement.

5.	Term and Survival

a)  Subject to earlier termination as provided below, this Service Agreement is for the total duration of the Company’s Offering (the “Initial Term”) unless either party requests termination at least 30 days prior to the end of the then-current term.

b)	Additionally, either party may terminate this Service Agreement in the event:

i)  The other party’s material breach that remains not cured and continues for a period of (A) in the case of a failure involving the payment of any undisputed amount due hereunder, 15 days and (B) in the case of any other failure, 30 days after the non performing party receives notice from the terminating party specifying such failure;

ii)  Any statement, representation or warranty of the other party is untrue or misleading in any material respect or omits material information;

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iii)  The other party (A) voluntarily or involuntarily is subject to bankruptcy proceedings, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, or similar official, (C) makes a general assignment to creditors, (D) commences winding down or liquidation of its business affairs, (E) otherwise takes corporate action for the purpose of effecting any of the foregoing, or (F) ceases operating in the normal course of business;

iv)  If any change to, enactment of, or change in interpretation or enforcement of any law occurs that would have a material adverse effect upon a party’s ability to perform its obligations under this Service Agreement or a party’s costs/revenues with respect to the services under this Service Agreement;

v)  Upon direction to a party from any regulatory authority or National Automated Clearing House Association to cease or materially limit the exercise or performance of such party’s rights or obligations under this Service Agreement;

vi)  If there shall have occurred a material adverse change in the financial condition of the other party; or

vii) Upon a force majeure event that materially prevents or impedes a party from performing its obligations hereunder for a period of more than 10 business days.

StartEngine Crowdfunding, Inc.	Customer:

By:	/s/ Allen Jebsen	By:	/s/ Carlo Brovero

Date:  04/15/2020

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Schedule A –  Merchant Price Schedule

Current Payment Types:	Settlement Service:
Visa	Purchased
MasterCard	Purchased
American Express	Conveyed
Discover	Purchased

Purchasing Currency	Settlement Currency	Merchant Domicile	Acquirer	Settlement Bank
US Dollars	US Dollars	USA	Fifth Third Bank	Fifth Third Bank

Detailed Acquirer Information:
Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, OH 45263

Annual Volume Estimates:
Average $ Sale Transaction: $700.00
Annual # Sale Transaction: 17,150
Annual # Refund Transactions: 0
Annual # Chargeback Transactions: 0

Included	All Included & Excluded Operating Entities
Yes	StartEngine Crowdfunding Inc.

NETWORK FEES

Merchant agrees to pay Processor all then current fees, fines, assessments, loss allocations, and penalties as imposed by the Associations as function of Merchant’s action, inaction, or sponsor ship to the Associations, whether incurred by Merchant, Processor, Member Bank, its affiliates and/or agents. The interchange and other fees set forth in this agreement or on respective Network websites are, or were, in effect but are subject to change and to surcharges by the applicable Association with such changes and/or surcharges effective as determined by such organizations. Merchant acknowledges that Processor rounds interchange and other fees and amounts in accordance with its standard practice. Each sales transaction is evaluated separately by the applicable Association to determine the qualifying interchange and other fees. If for any reason any sales transaction submitted on behalf of the Merchant fails to qualify for the lowest interchange or other fees, Processor may charge Merchant for any incremental fees or expenses in accordance with Operating Regulations. Sales transactions occurring at Merchant's locations outside the United States (when supported by Processor at its sole discretion) are subject to additional charges as imposed by the applicable Association which shall be assessed to Merchant pursuant to Operating Regulations and interchange charts.

OTHER SERVICES	Per the Agreement or Quoted

In the event Merchant rents or purchases any equipment from Processor in connection with the Services, Merchant agrees to abide by all the terms and conditions of Processor’s standard Equipment Addendum which is incorporated herein if applicable. The parties acknowledge that the Bank Card Merchant Agreement between them, as supplemented by this and other schedules, Addenda and/or Exhibits, set forth the complete and exclusive agreement between the parties with respect to the Services provided.

Processing Fees:		Note
Per Electronic Authorization:	$0.0500	[1]
Per Electronic Authorization Reversal:	$0.0225
Per Voice Authorization:	$0.6500
Per Voice Address Verification:	$1.7500
Per Purchased Sale Transaction:	$0.0500	[1]
Per Purchased Refund Transaction:	$0.0500	[1]
Per Conveyed Sale Transaction:	$0.0500	[1]
Per Conveyed Refund Transaction:	$0.0500	[1]
Per Chargeback Request or Return Processed:	$15.0000
Risk Non-Compliance Fee*:	$15.0000
Per Retrieval Request Processed:	$15.0000
Per Representment Processed:	$15.0000
Per Compliance Case:	$15.0000
Per Pre-Arbitration Case:	$15.0000
Per Arbitration Case:	$15.0000
% Gross Purchased Sales:	2.0000%	[1]
Per Fiscal Day Overdraft Fee:	$75.0000
Per ACH Credit/Debit Funds Transfer:	$2.5000
Per Wire Funds Transfer:	$10.0000
iQ Reporting & Analytics
IQ User Access: Monthly iQ Fee - By User: +	$50.0000
Vault Processing Fees
Per Token Registration:	$0.0500
Per Initial Bulk Token Registration: :	$0.0500
Per Token bulk extraction:	$0.0500
Per eProtect Request:	$0.1000

Notes Related to Processing Fees:
± Includes 5 free users of the system.
*assessed in the event that Merchant’s chargeback rate exceeds Vantiv’s thresholds defined at or over 1% in a calendar month

[1] Notes Related to Processing Fees:
CNP Tiered Pricing ID	Minimum Per Tier	Maximum Per Tier	Visa/MC/Amex/Discover Authorization	Purchased Sale	Purchased Sale %	Purchased Refund	Conveyed Sale	Conveyed Refund
Tier 1:	1-	15,000,000	0.0500	0.0500	2.0000	0.0500	0.0500	0.0500
Tier 2:	15,000,001-	50,000,000	0.0500	0.0500	1.7500	0.0500	0.0500	0.0500
Tier 3:	50,000,001-	100,000,000	0.0500	0.0500	1.5000	0.0500	0.0500	0.0500
Tier 4:	100,000,001-	200,000,000	0.0500	0.0500	1.2500	0.0500	0.0500	0.0500
Tier 5:	200,000,001-		0.0500	0.0500	1.0000	0.0500	0.0500	0.0500

Tiered Pricing Metric: Deposit $ Amount. The $ amount will begin at zero. If the $ amount moves into a new tier in accordance with the above tiers, pricing will automatically adjust to the new tier. Such pricing change will be effective beginning with the following day’s transactions.

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TITLE	Reg A+ Credit Card Agreement
FILE NAME	Credit Card Servi...Template (8).docx
DOCUMENT ID	bd276c624d53788be75f2e916527938c7d5a647c
AUDIT TRIAL DATE FORMAT	MM / DD / YYYY
STATUS	Completed

Document History

04 / 15 / 2020 18:56:53 UTC	Sent for signature to Carlo Brovero (c.brovero@storen.tech) and Allen Jebsen (allen@startengine.com) from allen@startengine.com IP: 70.93.146.219

04 / 15 / 2020 19:57:09 UTC	Viewed by Carlo Brovero (c.brovero@storen.tech) IP: 72.192.200.190

04 / 15 / 2020 20:18:52 UTC	Viewed by Allen Jebsen (allen@startengine.com) IP: 70.93.146.219

04 / 15 / 2020 20:01:17 UTC	Signed by Carlo Brovero (c.brovero@storen.tech) IP: 72.192.200.190

04 / 15 / 2020 20:19:05 UTC	Signed by Allen Jebsen (allen@startengine.com) IP: 70.93.146.219

04 / 15 / 2020 20:19:05 UTC	The document has been completed.